Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-142904 and No. 333-148025) on Form S-8 of Grant Life Sciences, Inc. (the “Company”) of our report dated March 29, 2007, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB of Grant Life Sciences, Inc. for the year ended December 31, 2006. Our report dated March 29, 2007, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Singer, Lewak, Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 5, 2008